EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS IMPROVED 2014 RESULTS

York, Pennsylvania, March 10, 2015:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's fourth quarter and 2014 earnings.

President Hines reported that operating revenues for the fourth quarter of 2014 increased $834,000 and net income increased $913,000 over the fourth quarter of 2013.  Higher operating revenues and lower income tax expense offset higher retirement expenses and increased health insurance expenses resulting in higher net income for the fourth quarter of 2014.  A fourth quarter adjustment of $1,342,000 to record the 2014 impact of the IRS tangible property regulations caused a significant reduction in income tax expense despite the increase in revenue.  Earnings per share for the fourth quarter of 2014 were $0.07 higher than the fourth quarter of 2013.

President Hines also reported that annual operating revenues for 2014 increased $3,517,000, and that net income increased $1,830,000 when compared to 2013.  Higher operating revenues were primarily due to:  increased water and wastewater rates, as approved by the Pennsylvania Public Utility Commission effective February 28, 2014; growth in the customer base, mainly due to acquisitions; and lower income taxes due to the implementation of the IRS tangible property regulations.  The higher revenues offset increased wages, retirement, and other expenses resulting in significantly higher net income compared to 2013.  Earnings per share for 2014 were $0.14 higher than 2013 and dividends per share rose by $0.02 compared to 2013.

During the year, the Company invested $14.1 million in capital projects for upgrades to its water treatment system, new water mains, routine items, and to replace a portion of its infrastructure. During 2014, the Company replaced or relined over 41,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.  In addition to these capital projects, the Company invested $0.4 million in water and wastewater acquisitions in 2014.

President Hines reported that York Water plans to invest approximately $14.1 million in 2015 and $15.8 million in 2016, both exclusive of acquisitions which have not yet been approved, for design and construction of a new untreated water pumping station and force main, expansion and improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2014	2013	2014	2013
Operating Revenues	$11,499	$10,665	$45,900	$42,383
Net Income	$3,551	$2,638	$11,484	$9,654
Average Number of Common Shares Outstanding	12,812	12,948	12,880	12,928
Basic Earnings Per Common Share	$0.28	$0.21	$0.89	$0.75
Dividends Declared Per Common Share	$0.1495	$0.1431	$0.5788	$0.5580

The Company expects to close on and begin operating its previously announced wastewater system acquisition of SYC, and water system acquisitions including Paradise, The Meadows, and Newberry Farms in 2015.  In total, these system acquisitions are expected to add approximately 350 new customers.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.